UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2015

Corcept Therapeutics Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-50679	77-0487658
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

149 Commonwealth Drive

Menlo Park, CA 94025

(Address of principal executive offices, with zip code)

(650) 327-3270

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 1, 2015, Anne M. LeDoux, our Vice President, Controller and Chief Accounting Officer, age 67, retired from our company. Ms. LeDoux joined our company as Controller in 2004 and served as Chief Accounting Officer since 2007. Ms. LeDoux will continue to serve on an as-needed basis as a paid consultant, from her retirement date until July 1, 2016 or an earlier date should Ms. LeDoux or the company choose to terminate her consultancy agreement, and will be compensated at a rate of $300 per hour for any services performed. In accordance with our policy, Ms. LeDoux will have until the earlier of three years following the termination of services with us or the original expiration date of each stock option to exercise her vested stock options. The foregoing description of the terms of the agreement is qualified in its entirety by reference to the provisions of the consultancy agreement we signed with Ms. LeDoux on July 1, 2015, which will be filed as an exhibit to our Quarterly Report on Form 10Q for the quarter ending September 30, 2015.

G. Charles Robb, our Chief Financial Officer, age 52, has been appointed to serve as our Chief Accounting Officer, effective immediately. Mr. Robb has served as our Chief Financial Officer since September 2011 and as our Secretary since January 2014. From April 2005 through August 2011, Mr. Robb served as the Senior Vice President of Operations, Administration and Finance of Fitness Anywhere, Inc., a private fitness equipment and training company with operations in the United States, Europe and Asia. From 2003 to 2005, Mr. Robb was engaged in the private practice of law. From 2000 to 2002 he was Senior Vice President of Citadon, Inc. He also held positions in business development for Normura Asset Capital Corporation from 1998 to 1999 and in sales and marketing for Legal Research Network, Inc. from 1996 to 1998. From 1992 to 1996, Mr. Robb practiced law at Howard, Rice, Nemerovski, Canady, Falk & Rabkin.

No new compensatory arrangements were entered into in connection with Mr. Robb’s appointment as Chief Accounting Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORCEPT THERAPEUTICS INCORPORATED

Date: July 7, 2015	By:	/s/ G. Charles Robb
G. Charles Robb
Chief Financial Officer